                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant / /

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                Conseco, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                Conseco, Inc.
- -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                                 [Conseco, inc. Logo]

                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 28, 1996

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Conseco, Inc. (the "Company"), will be held at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana, at 11:00 a.m., local time, on May 28, 1996, for the following purposes:

     1.   To elect three directors for terms ending in 1999; and

     2. To consider such other matters as may properly come before the meeting.

     Holders of record of outstanding shares of the common stock ("Common Stock") and Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock ("PRIDES") of the Company as of the close of business on April 17, 1996, are entitled to notice of and to vote at the meeting. Holders of Common Stock and PRIDES will vote together as a single class at the meeting. Holders of Common Stock have one vote for each share held of record, and holders of PRIDES have 4/5 of one vote for each share held of record.

     Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn and such shareholders may vote personally at the meeting.

                                        By Order of The Board of Directors

                                        /s/ Larry W. Inlow

                                        Lawrence W. Inlow, Secretary

April 24, 1996
Carmel, Indiana

                             [Conseco, inc. Logo]
                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

- --------------------------------------------------------------------------------

                                PROXY STATEMENT
- --------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. ("Conseco" or the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana on May 28, 1996, at 11:00 a.m., local time. It is expected that this Proxy Statement will be mailed to the shareholders on or about April 25, 1996. Proxies are being solicited principally by mail. Georgeson and Company, Inc. has been engaged to solicit proxies and provide certain investor analysis services for the Company for a fee of $8,000 plus reasonable out-of-pocket expenses. Directors, officers and regular employees of Conseco may also solicit proxies personally by telephone, telegraph or special letter. All expenses incident to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.

     If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxyholders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted in favor of the proposals referred to in the Notice of Annual Meeting of Shareholders. A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

     Only holders of record of shares of Conseco's common stock ("Common Stock") and shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock ("PRIDES" and together with the Common Stock, the "Conseco Voting Stock") as of the close of business on April 17, 1996, will be entitled to vote at the meeting. On such record date, Conseco had 41,427,554 shares of Common Stock and 4,370,000 shares of PRIDES outstanding and entitled to vote. Holders of Common Stock and PRIDES will vote together as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. Each share of PRIDES will be entitled to 4/5 of one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of Conseco Voting Stock entitled to cast a majority of the votes at the Annual Meeting is necessary to constitute a quorum.

     The election of Directors will be determined by the plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the three nominees who receive the greatest number of votes cast will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Abstention from voting or broker non-votes will have no effect since such actions do not represent votes cast by shareholders.

                              SECURITIES OWNERSHIP

OWNERSHIP OF CONSECO COMMON STOCK

     The following table sets forth information as of April 17, 1996, regarding ownership of Common Stock (excluding shares held by subsidiaries not entitled to vote) by the only persons known to own beneficially more than 5 percent thereof, by the Directors individually, by the executive officers named in the Summary Compensation Table on page 9 individually, and by all executive officers and Directors of Conseco as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the executive officer or Director may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated. The amounts shown below for each of the Directors and executive officers do not include (i) stock options which are not exercisable within 60 days of April 17, 1996 providing for the right to purchase an aggregate of 6,373,250 shares of Common Stock and (ii) an aggregate of 1,449,517.6 units (each representing one share of Common Stock) under Conseco's Amended and Restated Stock Bonus and Deferred Compensation Program (the "Deferred Compensation Program") and the Conseco 1994 Stock and Incentive Plan (the "Stock Plan"). See footnote (2) to the Summary Compensation Table and EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS AND OTHER INFORMATION -- Compensation of Directors. The executive officers and Directors do not own any shares of any other class of equity securities of Conseco. All share and per-share information in this Proxy Statement has been adjusted to reflect a two-for-one stock split of the Common Stock effected April 1, 1996.

                                                                            SHARES OWNED AND
                                                                           NATURE OF OWNERSHIP
                                                                         -----------------------
                         NAME AND ADDRESS(1)                              NUMBER         PERCENT
- ----------------------------------------------------------------------   ---------       -------
Five-Percent Owners:
  Stephen C. Hilbert..................................................   2,840,360(2)       6.7%
     11825 North Pennsylvania Street
     Carmel, Indiana 46032
  Alex. Brown Investment Management...................................   7,115,626(3)      17.2
     135 East Baltimore Street
     Baltimore, Maryland 21202
  FMR Corp. ..........................................................   4,923,282(4)      11.7
     82 Devonshire Street
     Boston, Massachusetts 02109
Directors and Executive Officers:
  Ngaire E. Cuneo.....................................................     360,066(5)      *
  David R. Decatur, M.D...............................................          --           --
  Rollin M. Dick......................................................   1,366,204(6)       3.3
  Louis P. Ferrero....................................................       6,000(7)      *
  Donald F. Gongaware.................................................   1,533,172(8)       3.7
  M. Phil Hathaway....................................................      52,854(9)      *
  Stephen C. Hilbert..................................................   2,840,360(2)       6.7
  Lawrence W. Inlow...................................................   1,267,024(10)      3.0
  James D. Massey.....................................................       8,000(11)     *
  Dennis E. Murray, Sr. ..............................................     612,750(12)      1.5
  All executive officers and Directors as a group (10 persons)........   8,046,430(13)     18.1

- ------------
 (1) Address given for five-percent owners only.

 (2) Of these shares, 1,155,370 are subject to options held by Mr. Hilbert which are exercisable within 60 days.

 (3) According to a Schedule 13G dated February 21, 1996, filed with the Securities and Exchange Commission, the holder is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The holder has indicated that it has sole voting power with respect to 2,141,356 of such shares and sole dispositive power as to all of the shares.

 (4) According to a Schedule 13G dated February 14, 1996, filed with the Securities and Exchange Commission, in connection with beneficial ownership at December 31, 1995, a wholly owned subsidiary of FMR Corp.,

     Fidelity Management & Research Company and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole power to dispose of 4,572,826 of such shares and does not have sole voting power with respect to any of such shares, which power resides with the Boards of Trustees of the funds being advised. Such 4,572,826 shares include 500,226 shares of Common Stock resulting from the assumed conversion of 318,900 shares of Conseco's Series D Cumulative Convertible Preferred Stock ("Conseco Convertible Preferred"). Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 333,656 of such shares as a result of its serving as investment manager of institutional accounts. Fidelity Management Trust Company has sole dispositive power over all of such 333,656 shares and sole power to vote or to direct the voting of 276,876 shares, and no power to vote or to direct the voting of 56,780 shares. Such 333,656 shares includes 151,056 shares of Conseco Common Stock resulting from the assumed conversion of 96,300 shares of Conseco Convertible Preferred. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp., and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholder's voting agreement under which all Class B shares will be voted in accordance with majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholder's voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

 (5) Of these shares, 333,998 are subject to options held by Ms. Cuneo which are exercisable within 60 days.

 (6) Of these shares, 278,360 are owned by Mr. Dick's wife, 202,662 are owned by a charitable foundation as to which shares he shares voting and investment power, 418,650 are subject to options held by Mr. Dick which are exercisable within 60 days and 508 are attributable to Mr. Dick's account under the ConsecoSave Plan, a 401(k) savings plan. Mr. Dick expressly disclaims beneficial ownership of all shares owned by his wife and the charitable foundation.

 (7) All of these shares are subject to options held by Mr. Ferrero which are exercisable within 60 days.

 (8) Of these shares, 62,000 are owned by Mr. Gongaware's wife, 140,000 are owned by a charitable trust as to which he shares voting and investment power, 36,000 are owned by irrevocable trusts as to which Mr. Gongaware's wife has sole voting and investment power, 558,650 are subject to options held by Mr. Gongaware which are exercisable within 60 days and 460 are attributable to Mr. Gongaware's account under the ConsecoSave Plan. Mr. Gongaware expressly disclaims beneficial ownership of all shares owned by his wife and the trusts as to which she has sole voting and investment power.

 (9) Of these shares, 8,000 are owned by Mr. Hathaway's wife, and 6,000 are subject to options held by Mr. Hathaway which are exercisable within 60 days. Mr. Hathaway expressly disclaims beneficial ownership of all shares owned by his wife.

(10) Of these shares, 658,650 are subject to options held by Mr. Inlow which are exercisable within 60 days and 508 are attributable to Mr. Inlow's account under the ConsecoSave Plan.

(11) Of these shares, 6,000 are subject to options held by Mr. Massey which are exercisable within 60 days.

(12) Of these shares, 592,000 are owned by retirement plan trusts as to which Mr. Murray shares voting and investment power, and 6,000 are subject to options held by Mr. Murray which were exercisable within 60 days.

(13) Includes 3,149,318 shares subject to outstanding stock options which are exercisable within 60 days.

  *  Less than 1%.

OWNERSHIP OF BANKERS LIFE HOLDING CORPORATION COMMON STOCK

     As of April 17, 1996, Conseco owned approximately 44.7 million (90.5%) of the outstanding shares of common stock of Bankers Life Holding Corporation ("Bankers Common Stock"). As of such date, none of the Directors or executive officers of Conseco owned any Bankers Common Stock except for 1,500 shares owned by Mr. Murray (including 1,000 shares owned by his wife, as to which shares he disclaims beneficial ownership).

                             ELECTION OF DIRECTORS

     The Board of Directors consists of nine members, divided into three classes containing three members each. The three Directors elected at the Annual Meeting will be elected to serve a term of three years expiring 1999, or will serve until their successors are duly elected and qualified.

     Unless authority is specifically withheld, the shares of Conseco Voting Stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the management of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors knows of no reason why any of its nominees would be unable to accept election.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

     The following information regarding each person nominated for election as a Director, and each person whose term will continue after the Annual Meeting, includes such person's age, positions with Conseco, principal occupation and business experience for the last five years, and tenure as a Director of
Conseco:

                                      CONSECO
                                      DIRECTOR       POSITIONS WITH CONSECO, PRINCIPAL        TERM
           NAME AND AGE                SINCE        OCCUPATION AND BUSINESS EXPERIENCE      EXPIRING
- -----------------------------------   --------    ---------------------------------------   --------
Nominees for Election as Directors:
David R. Decatur, M.D., 57 (1).....     1995      Since 1967, a physician practicing in       1999
                                                    Indianapolis, Indiana. From 1988 to
                                                    1992, President and Chief Executive
                                                    Officer of Decatur Fitness Systems,
                                                    Inc. (health and nutritional
                                                    products). Since 1991, President and
                                                    Chief Executive Officer of Innovative
                                                    Health Systems, Inc. (health and
                                                    nutritional products).

Louis P. Ferrero, 53 (2)...........     1988      Since 1995, President and Chief             1999
                                                    Executive Officer of Conseco Global
                                                    Investments, Inc., a subsidiary of
                                                    Conseco ("Conseco Global"). From 1982
                                                    to 1995, Chairman of the Board and
                                                    Chief Executive Officer of Anacomp,
                                                    Inc. (computer-based information
                                                    storage and management).

Donald F. Gongaware, 60............     1985      Since 1985, Executive Vice President of     1999
                                                    Conseco. Also a Director of Bankers
                                                    Life Holding Corporation and American
                                                    Life Holding Company.

                                      CONSECO
                                      DIRECTOR       POSITIONS WITH CONSECO, PRINCIPAL        TERM
           NAME AND AGE                SINCE        OCCUPATION AND BUSINESS EXPERIENCE      EXPIRING
- -----------------------------------   --------    ---------------------------------------   --------
Directors Whose Terms of Office
  Will Continue After the Meeting:

Rollin M. Dick, 64.................     1986      Since 1986, Executive Vice President        1997
                                                    and Chief Financial Officer of Conseco.
                                                    Also a Director of Bankers Life
                                                    Holding Corporation, American Life
                                                    Holding Company, General Acceptance
                                                    Corporation and Brightpoint, Inc.

James D. Massey, 61 (3)(4).........     1994      Retired. From 1986 to June 1992             1997
                                                    President and Deputy Chief Executive
                                                    Officer of Merchants National Corp.
                                                    and Chairman, President and Chief
                                                    Executive Officer of Merchants
                                                    National Bank (banking).

Dennis E. Murray, Sr., 56 (3)(4)...     1994      Since 1964, partner or principal of the     1997
                                                    Ohio law firm of Murray & Murray Co.,
                                                    L.P.A. and its predecessor.

Stephen C. Hilbert, 50.............     1979      Since 1979, Chairman of the Board and       1998
                                                    Chief Executive Officer, and since
                                                    1988 President, of Conseco. Also a
                                                    Director of Bankers Life Holding
                                                    Corporation and American Life Holding
                                                    Company.

Ngaire E. Cuneo, 45................     1994      Since 1992, Executive Vice President,       1998
                                                    Corporate Development of Conseco.
                                                    From 1986 to 1992, Senior Vice
                                                    President and Corporate Officer of
                                                    General Electric Capital Corporation.
                                                    Also a Director of Bankers Life
                                                    Holding Corporation, American Life
                                                    Holding Company and Duke Realty
                                                    Investments, Inc.

M. Phil Hathaway, 66 (3)(4)........     1984      Retired. Formerly, Treasurer of Cook        1998
                                                    Group, Inc. (medical equipment,
                                                    property and casualty insurance, and
                                                    real estate development operations).

- ------------

(1) On March 31, 1992, Decatur Fitness Systems, Inc. filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code.

(2) On January 5, 1996, Anacomp, Inc. filed a pre-negotiated plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code.

(3)  Member of Compensation Committee.

(4)  Member of Audit Committee.

               EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS
                             AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors reviews and approves compensation plans in which Conseco's officers and directors are entitled to participate, the terms of employment contracts with Conseco's senior executive officers and the annual cash bonuses paid to Conseco's executive vice presidents. The Compensation Committee also administers the Stock Plan, Deferred Compensation Program and other incentive plans. The Compensation Committee is currently composed of three independent, non-employee members of the Board.

     The compensation of the Company's Chief Executive Officer (the "CEO") is established by the terms of his Employment Agreement dated January 1, 1987, as amended (the "CEO Contract"). Under the CEO Contract, the major portion of the CEO's cash compensation is tied directly to the Company's financial performance, because his annual cash bonus is a fixed percentage (3 percent) of the Company's consolidated pre-tax net profits for the year (before deduction of the bonus payable to the CEO under the CEO Contract). For 1995, such consolidated pre-tax net profits were $247.2 million, resulting in a bonus to the CEO of $7,416,286.

     Conseco's Executive Vice Presidents ("EVPs"), all of whom are Named Officers in the Summary Compensation Table, are employed under employment agreements which provide for a base salary of $250,000 per year and annual cash bonuses in the discretion of the Board of Directors. In 1994, the Compensation Committee adopted the Performance-Based Compensation Bonus Plan for Executive Vice Presidents (the "Bonus Plan") under which cash bonuses for the EVPs are determined by a formula in compliance with Section 162(m) of the Internal Revenue Code. The Bonus Plan was approved by the shareholders at the 1994 Annual Meeting of Shareholders. The Compensation Committee has the sole discretion, taking into account such subjective factors or other matters as they believe are appropriate in the best interests of Conseco and its shareholders, to decrease the bonus otherwise payable to an EVP under the Bonus Plan, if the CEO recommends such a decrease.

     The Bonus Plan provides for annual performance-based cash bonuses determined based upon a percentage of Conseco's consolidated pre-tax net profits for the year (before deduction of bonuses payable to the EVPs under the Bonus Plan or to the CEO under the CEO Contract). Under the Bonus Plan, each of the EVPs was entitled to receive for 1995 a performance-based cash bonus equal to 1 percent of the consolidated pre-tax net profits of Conseco. The Compensation Committee adopted the 1 percent level for 1995 bonuses provided for in the Bonus Plan based upon its subjective belief that providing significant awards to the EVPs for Conseco's level of pre-tax net profits would provide appropriate incentives to the EVPs to contribute to the performance of Conseco. The consolidated pre-tax net profits of Conseco for 1995 were $256.4 million (before deduction of bonuses payable to the EVPs and CEO), resulting in a bonus to each EVP of $2,564,186 for 1995. Pursuant to the Bonus Plan, the bonuses for 1996 will be up to 1 percent of the consolidated pre-tax net profits of the Company depending upon the return on equity ("ROE") of Conseco compared to the average ROE of all publicly held life and health insurance companies and subject to downward adjustment by the Compensation Committee as described above.

     The Compensation Committee views the grant of stock options to be the Company's key long-term incentive reward program for the Company's officers, including the Named Officers. The Committee believes that because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company's shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company's long-term growth and profitability. Options have been granted annually to the Company's officers below the EVP level, based on a formula which relates the value of the options granted to a percentage of the recipient's annual cash compensation. Options have been granted periodically to the Named Officers as a reward for contributing to the achievement of a specific project or transaction or exceptional performance relative to targeted profit goals, or as an incentive to future growth and profitability.

     The number of options granted to the CEO and the EVPs is not based on a formula such as the one which is used to determine the number of options granted to the other officers of the Company. The Compensation Committee determined the number of options granted to the CEO and the EVPs in August 1995 based on the recommendation of the CEO. In deciding to adopt the CEO's recommendation, the Compensation Committee considered the Company's performance during 1994 and the first half of 1995 including the successful completion of the program to purchase additional ownership in Bankers Life Holding Corporation in July 1995 thereby increasing Conseco's ownership to above 80 percent of Bankers Life Holding Corporation at that time; the anticipated closing of the acquisition of the shares of common stock of CCP Insurance, Inc. not previously owned by Conseco which was closed on August 31, 1995, and the acquisition of American Life Group, Inc. by Conseco Capital Partners II, L.P. ("Partnership II"). The Compensation Committee also considered the fact that the number of stock options granted approximated the number of options to acquire shares of common stock of CCP Insurance, Inc. that were held by the CEO and the EVPs prior to the merger of CCP Insurance, Inc. into Conseco. The Compensation Committee believes options previously granted provided appropriate incentives to the CEO and the EVPs to make significant contributions to increases in the market capitalization of Conseco. The Compensation Committee desired to continue such incentives.

     The CEO, EVPs and outside Directors are eligible to receive annual stock unit awards under the Stock Plan. The total amount awarded by Conseco in any year, together with all prior stock unit awards under the Stock Plan and all similar awards under the Deferred Compensation Program since January 1, 1989, may not exceed Conseco's consolidated total net gains from the sale of investments since January 1, 1989. Conseco's total award for a year is allocated pro rata among the participants based on their relative salary, fee and bonus compensation for the year. However, the amount awarded to a participant in any year may not exceed the greater of $15,000 or 10 percent of his or her salary and bonus compensation for such year, unless Conseco's earnings per share from operations for such year exceed 110 percent of its earnings per share from operations for the preceding year, in which case the amount awarded may not exceed the greater of $30,000 or 20 percent of the participant's salary, fee and bonus compensation for the year. The awards are converted each year to units representing shares of Common Stock by dividing the amount of the awards by the average market price per share for the Common Stock for the year. Each award becomes vested only if the participant remains employed with Conseco for five years after the award or dies, becomes disabled or attains age 60 while so employed, or upon a change of control of Conseco. See -- Employment Contracts and Change-In-Control Arrangements for the definition of change of control.

                                          COMPENSATION COMMITTEE

                                          James D. Massey, Chairman
                                          M. Phil Hathaway
                                          Dennis E. Murray, Sr.

PERFORMANCE GRAPH

     The Performance Graph compares Conseco's cumulative total shareholder return on its Common Stock for a five-year period (December 31, 1990 to December 31, 1995) with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Dow Jones Life Insurance Index. The comparison for each of the periods assumes that $100 was invested on December 31, 1990 in each of the Common Stock, the stocks included in the S&P 500 Index and the stocks included in the Dow Jones Life Insurance Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        AMONG CONSECO, S&P 500 INDEX AND DOW JONES LIFE INSURANCE INDEX

                             [PERFORMANCE GRAPH]

      MEASUREMENT PERIOD                          DJ LIFE IN-     S&P 500 IN-
    (FISCAL YEAR COVERED)        CONSECO, INC.   SURANCE INDEX        DEX
1990                                 100             100             100
1991                                 442             149             130
1992                                 666             195             140
1993                                 798             194             155
1994                                 627             174             157
1995                                 914             242             215

                                                                                               Five-Year
                                                                                             Average Annual
                           1990            1991      1992       1993     1994     1995        Total Return
Conseco, Inc.              $100            $442      $666       $798     $627     $914         55.6%
DJ Life Insurance Index    $100            $149      $195       $194     $174     $242         19.3%
S&P 500 Index              $100            $130      $140       $155     $157     $215         16.6%

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Stephen C. Hilbert, the Chairman of the Board, President and Chief Executive Officer of Conseco, and the other four most highly compensated executive officers of Conseco in 1995 (the "Named Officers").

                                                                                 LONG-TERM COMPENSATION
                                                                           -----------------------------------
                                                                                         AWARDS
                                                                           -----------------------------------
                                                                                               NUMBER OF
                                            ANNUAL COMPENSATION            RESTRICTED    SECURITIES UNDERLYING
    NAME AND PRINCIPAL              -----------------------------------      STOCK           OPTIONS/SARS            ALL OTHER
          POSITION          YEAR     SALARY        BONUS       OTHER(1)    AWARDS(2)        (IN SHARES)(3)        COMPENSATION(4)
- --------------------------  ----    --------    -----------    --------    ----------    ---------------------    ---------------
Stephen C. Hilbert........  1995    $250,000    $ 7,416,286    $152,751    $2,355,190            500,000              $ 3,174
Chairman of the Board,      1994     250,000      9,481,116     166,649       768,371          2,844,000                4,134
  President and             1993     250,000     14,107,372     152,103     2,244,645            500,000                4,011
  Chief Executive Officer
Ngaire E. Cuneo...........  1995     250,000      2,564,186                   864,557            200,000                  959
Executive Vice President,   1994     250,000      2,504,608                   217,506            300,000                  752
  Corporate Development     1993     250,000      3,750,000                   784,021            200,000               38,899
Rollin M. Dick............  1995     250,000      2,564,186                   864,557            200,000               15,167
Executive Vice President
  and                       1994     250,000      2,504,608                   217,506            844,000               11,057
  Chief Financial Officer   1993     250,000      3,750,000                   625,363            200,000               12,905
Donald F. Gongaware.......  1995     250,000      2,564,186                   864,557            200,000               10,097
Executive Vice President
  and                       1994     250,000      2,504,608                   217,506            764,000                9,170
  Chief Operations Officer  1993     250,000      3,750,000                   625,363            200,000               10,282
Lawrence W. Inlow.........  1995     250,000      2,564,186                   864,557            200,000                5,269
Executive Vice President
  and                       1994     250,000      2,504,608                   217,506            644,000                4,332
  General Counsel           1993     250,000      3,750,000                   625,363            200,000                5,775

- ------------

(1) Amounts for 1995, 1994 and 1993 include $116,470, $116,470 and $120,429, respectively, of imputed interest on a $1.9 million interest-free loan made to Mr. Hilbert in 1988. The other Named Officers did not have other annual compensation for 1995, 1994 or 1993 which is required to be listed under SEC rules concerning executive officer and director compensation disclosure.

(2) The amounts shown for 1995 in this column represent the value of units (each unit represents one share of Common Stock) awarded for 1995 under the Stock Plan based on the market value of the Common Stock at March 31, 1996, the date of award. The amounts shown for 1994 in this column represent the value of stock units awarded for 1994 under the Stock Plan based on the market value of the Common Stock at March 31, 1995, the date of award. The amounts shown for 1993 in this column represent the value of stock units awarded for 1993 under the Deferred Compensation Program based on the market value of the Common Stock at February 3, 1995. The award for 1993 was originally a provisional award denominated in cash. Such provisional award was converted to stock units at February 3, 1995. Dividends are paid on the stock units. Units awarded to Messrs. Dick and Gongaware vest immediately pursuant to the terms of the Stock Plan. The table below shows the aggregate holdings of stock units at April 24, 1996 as if outstanding on December 31, 1995, the aggregate value of such stock units as of December 31, 1995 for each Named Officer and the number of such stock units vested (although in each case the distribution of the Common Stock represented by such units has been deferred at the election of the Named Officer).

                                                                        AGGREGATE
                                                                        UNITS IN         AGGREGATE
                                                                      PARTICIPANT'S      VALUE AT        VESTED
                                                                         ACCOUNT         12/31/95         UNITS
                                                                      -------------     -----------     ---------
            Stephen C. Hilbert.....................................      808,846.5      $25,327,006     397,247.0
            Ngaire E. Cuneo........................................       71,356.2        2,234,341            --
            Rollin M. Dick.........................................      108,708.2        3,403,926     108,708.2
            Donald F. Gongaware....................................      226,157.0        7,081,541     226.157.0
            Lawrence W. Inlow......................................      195,167.8        6,111,192      92,837.0

    Stock units previously awarded to Messrs. Hilbert and Inlow and Ms. Cuneo will vest in the next three years conditioned upon continued employment with Conseco as follows:

                                                                          12/31/96      12/31/97      12/31/98
                                                                          ---------     ---------     --------
            Stephen C. Hilbert.........................................   109,530.4     102,708.8     95,516.8
            Ngaire E. Cuneo............................................          --       4,511.2     31,979.0
            Lawrence W. Inlow..........................................    20,402.4      20,451.2     26,611.2

(3) No stock appreciation rights have been granted.

(4) For 1995, the amounts reported in this column represent amounts paid for the Named Officers for group and individual life insurance premiums and the employer contribution under the ConsecoSave Plan. The table below shows such amounts for each Named Officer.

                                                             LIFE INSURANCE     GROUP LIFE     CONSECOSAVE PLAN
                                                                PREMIUMS        INSURANCE        CONTRIBUTION
                                                             --------------     ----------     ----------------
            Stephen C. Hilbert............................      $  3,000           $174             $   --
            Ngaire E. Cuneo...............................           785            174                 --
            Rollin M. Dick................................        10,715            702              3,750
            Donald F. Gongaware...........................         6,395            702              3,000
            Lawrence W. Inlow.............................         1,345            174              3,750

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Hilbert is employed pursuant to an employment agreement dated January 1, 1987, which provides for an annual base salary of $250,000, an annual bonus equal to 3 percent of Conseco's annual pre-tax net profits, and certain insurance and other fringe benefits. This agreement renews annually for a five-year period, unless either party notifies the other, in which case the agreement expires five years from the last renewal date. In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with Conseco, Conseco made a $1,900,000 interest-free loan to Mr. Hilbert. See -- Certain Relationships and Related Transactions.

     Conseco has employment agreements with Messrs. Dick, Gongaware and Inlow and Ms. Cuneo for terms ending December 31, 2001. Each employment agreement provides for a minimum annual salary of $250,000, annual bonuses in the discretion of the Board of Directors, and certain insurance and other fringe benefits.

     Each of the employment agreements described above includes provisions pursuant to which the employee may elect to receive, in the event of a termination of the agreement following a change in control of Conseco (a "Control Termination"), a severance allowance equal to 60 months of his or her monthly rate of salary, bonus and other benefits. For such purposes a Control Termination includes a termination by the employee if his or her duties or responsibilities are changed following a change in control. The employee also may elect to have Conseco purchase all Common Stock and all options to purchase Common Stock, without deduction of the applicable exercise prices, held by such person at a price per share equal to the highest market price in the preceding six months.

     As defined in the employment agreement for Mr. Hilbert, "change in control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act. A "change in control" shall be deemed to have occurred if and when:
(i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's then outstanding securities; or (ii) individuals who were members of the Board of Directors immediately prior to a meeting of the shareholders of Conseco involving a contest for the election of directors shall not constitute a majority of the Board of Directors following such election. The employment agreements for the remaining Named Officers contain the same "change in control" definition except no change in control shall have occurred pursuant to: (i) a Rule 13e-3 transaction under the 1934 Act; or (ii) any person becoming, with the approval of the Board of Directors of Conseco, the beneficial owner of 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of Conseco's Board of Directors and such person's ownership is for investment purposes.

     See the discussion under the table headed Option Grants in 1995 concerning change-in-control provisions related to stock options. The stock units disclosed in footnote (2) to the Summary Compensation Table must be paid out following a change in control. For stock units under the Stock Plan, the definition of change in control is the same as that disclosed below for the options granted in 1995. For stock units awarded under the Deferred Compensation Program, a change in control will be deemed to have occurred if: (i) any "person," including a "group" as determined in accordance with Section 13(d)(3) of the 1934 Act, is or becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Conseco before the Transaction shall cease to constitute a majority of the Board of Directors of Conseco or any successor to Conseco; (iii) Conseco is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned, in the aggregate, by the former stockholders of Conseco, other than (a) affiliates within the meaning of the 1934 Act or (b) any party to the merger or consolidation; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding voting securities; or (v) Conseco transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Conseco.

STOCK OPTIONS

     The following table sets forth certain information concerning the exercise in 1995 of options to purchase Common Stock by the five Named Officers and the unexercised options to purchase Common Stock held by such individuals at December 31, 1995.

         AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                           OPTIONS (IN SHARES) AT         IN-THE-MONEY OPTIONS AT
                            NUMBER OF                        DECEMBER 31, 1995              DECEMBER 31, 1995(1)
                         SHARES ACQUIRED     VALUE      ----------------------------    ----------------------------
          NAME             ON EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
          ----           ---------------    --------    -----------    -------------    -----------    -------------
Stephen C. Hilbert......        --             --         1,303,250      3,340,750      $26,138,984     $ 7,147,766
Ngaire E. Cuneo.........        --             --           253,250        546,750        2,363,984       2,379,766
Rollin M. Dick..........        --             --           443,250      1,040,750        8,197,734       2,366,516
Donald F. Gongaware.....        --             --           583,250        960,750       12,367,109       2,231,516
Lawrence W. Inlow.......        --             --           683,250        840,750       15,367,734       2,029,016

- ------------
(1) The value is calculated based on the aggregate amount of the excess of $31.3125 (the closing sale price of Common Stock as reported by the NYSE for the last business day of 1995) over the relevant exercise prices.

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1995 to the five Named Officers.

                             OPTION GRANTS IN 1995

                                   INDIVIDUAL GRANTS
- ----------------------------------------------------------------------------------------
                                                % OF TOTAL
                                NUMBER OF     OPTIONS GRANTED    PER SHARE
                                 OPTIONS      TO EMPLOYEES IN    EXERCISE     EXPIRATION       GRANT DATE
             NAME                GRANTED           1995          PRICE(1)        DATE       PRESENT VALUE(2)
             ----               ----------    ---------------    ---------    ----------    ----------------
Stephen C. Hilbert............  492,000(3)          23.1%         $24.125       8/25/05        $3,892,000
                                  8,000(4)           0.4           24.125       8/25/05            63,000
Ngaire E. Cuneo...............  192,000(3)           9.0           24.125       8/25/05         1,519,000
                                  8,000(4)           0.4           24.125       8/25/05            63,000
Rollin M. Dick................  192,000(3)           9.0           24.125       8/25/05         1,519,000
                                  8,000(4)           0.4           24.125       8/25/05            63,000
Donald F. Gongaware...........  192,000(3)           9.0           24.125       8/25/05         1,519,000
                                  8,000(4)           0.4           24.125       8/25/05            63,000
Lawrence W. Inlow.............  192,000(3)           9.0           24.125       8/25/05         1,519,000
                                  8,000(4)           0.4           24.125       8/25/05            63,000

- ------------
(1) Exercise price is the average of the high and low sales prices as reported by the NYSE for the date of grant.

(2) Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant. The assumptions used in the model were:
    42.8% volatility (which was the volatility of the Common Stock for the 36-month period preceding the date of grant); a 6.2% risk-free rate of return (which was the yield as of the date of grant on a U.S. Strip Treasury zero-coupon bond expiring in February 2000); a .17% dividend yield (which was the dividend yield on the date of grant); and a four and one-half year average life for the options (which was the approximate average life of all previously issued options that became vested prior to December 31, 1995). A discount of 25% was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. Conseco's use of this model does not constitute an acknowledgement that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of Common Stock and cannot be accurately forecasted by application of an option pricing model.

(3) The options reported are non-qualified stock options which were vested at the date of grant.

(4) The options reported are incentive stock options with 50% of such shares becoming exercisable on each of January 1, 1999 and January 1, 2000.

     The options granted in 1995 were under the Stock Plan. All outstanding options under the Stock Plan immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The Compensation Committee, in its discretion, may determine that upon the occurrence of such a transaction, each option outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of: (i) the higher of (x) the Fair Market Value (as defined in the Stock Plan) of such shares of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock; over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of Conseco in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between Conseco and such holder following a Change of Control. A "Change of Control" of Conseco is deemed to occur under the Stock Plan if: (i) any person, becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's outstanding securities then entitled to vote for the election of directors; or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the 1934 Act; or (ii) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the SEC on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of Conseco, nor in connection with or as a participant in any transaction having such purpose or effect," or words of comparable meaning and import.

     In the event of a Control Termination of the employment agreement of a Named Officer (see -- Employment Contracts and Change-in-Control Arrangements) each Named Officer may elect, within 60 days after such Control Termination, to receive a lump sum payment from Conseco in return for surrender by the Named Officer of all or any portion of the options then outstanding held by the Named Officer to purchase shares of Common Stock ("Unexercised Options"). Unexercised Options include all outstanding options whether or not then exercisable. For each Unexercised Option to purchase one share of Common Stock, Conseco must pay to the Named Officer an amount equal to the highest per share fair market value of Common Stock on any day during the period beginning six months prior to the date of the Named Officer's election pursuant to his or her employment agreement. To compensate the Named Officer for loss of the potential future speculative value of the Unexercised Options, no deduction may be made for the exercise price per share for each Unexercised Option from the amount to be received by the Named Officer.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of Conseco are entitled to receive an annual fee of $25,000, a fee of $500 for each Board or committee meeting they attend, and an annual fee of $3,000 for serving as chairman of a Board committee. Directors are eligible to participate in and receive annual awards of up to $30,000 under the Stock Plan. For 1995, 1,273.4 stock units were awarded under the Stock Plan to each of Messrs. Decatur, Ferrero, Hathaway, Massey and Murray. The Common Stock represented by the stock unit awards for 1995 had a market value of $46,081 on March 31, 1996 (the date of award). Such stock unit awards vest (assuming the Director continues in office) upon the earlier of (i) the Director attaining the age of 60; (ii) the total and permanent disability of the Director; (iii) the death of the Director; (iv) the occurrence of a Change of Control (as defined in the second preceding paragraph); or (v) the fifth anniversary of the end of the fiscal year for which the award was made. The Stock Plan also provides for an annual grant to each non-employee director of options to purchase 10,000 shares of Common Stock on the date of the annual meeting of shareholders at a price equal to the market price of Common Stock on the date of grant. Messrs. Hathaway, Massey and Murray each received such a grant in 1995. The options vest 20 percent per year on each of the first five anniversary dates of grant, subject to acceleration upon a Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The current members of the Compensation Committee are Messrs. Hathaway, Massey and Murray, each of whom served on the Compensation Committee throughout 1995. Michael G. Browning served on the Compensation Committee until his retirement from the Board on March 31, 1995. Mr. Ferrero served on the Compensation Committee until he was employed by Conseco in October 1995. Mr. Massey served as the Chairman of the Compensation Committee.

     Messrs. Ferrero and Murray are limited partners of Partnership II, as is each Named Officer. In November 1995, each of them made additional investments in American Life Holdings, Inc. ("ALH") through Partnership II. See -- Certain Relationships and Related Transactions.

     Conseco paid Anacomp, Inc. $268,578 in 1995 for microfiche and related supplies. Mr. Ferrero, a Director of the Company and a previous member of the Compensation Committee, was the Chairman of the Board and Chief Executive Officer of Anacomp, Inc. until October 1995. In October 1995, Conseco hired Mr. Ferrero to be the president of Conseco Global.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1994, the Named Officers and Messrs. Ferrero and Murray made personal commitments to invest in Partnership II. Organization of Partnership II was completed in February 1994 with total capital commitments of $623.8 million from investors. Partnership II completed the acquisition of ALH in September 1994. In connection with the purchase of additional shares of ALH common stock by Partnership II on November 30, 1995, the Named Officers and Directors made capital contributions to Partnership II in the following approximate amounts:
Mr. Hilbert, $588,700; Mr. Murray, $208,000 (including amounts of which Mr. Murray disclaims beneficial ownership); Mr. Dick, $157,000; Mr. Gongaware, $157,000; Mr. Inlow, $157,000; Ms. Cuneo, $78,500; and Mr. Ferrero, $39,200. On
November 30, 1995, Mr. Ferrero purchased from ALH 684 shares of ALH common stock for $9,576 and a charitable foundation of which Mr. Dick is a trustee purchased from ALH 3,759 shares of ALH common stock for $52,626. In March 1996, Conseco announced that Partnership II would be dissolved. Accordingly, the partners have no further commitment to make additional contributions of capital to Partnership II.

     On June 5, 1995, as part of Conseco's program to purchase additional shares of Bankers Common Stock, Conseco acquired 200,000, 4,000 and 28,500 shares of Bankers Common Stock from Mr. Hilbert, Ms. Cuneo and Mr. Dick, respectively, for $19.875 per share. On June 22, 1995, as part of the same program, Mr. Gongaware sold 10,000 shares of Bankers Common Stock to Conseco for $21.125 per share. Each of such purchases was at the NYSE price for Bankers Common Stock on the date of the transaction.

     Effective October 1, 1995, Mr. Ferrero joined Conseco full-time as President and CEO of Conseco Global in charge of the Company's international investment activities. Accordingly, Mr. Ferrero now receives cash compensation and other employee benefits pursuant to an employment agreement with the Company and the Company's employee benefit programs in which he is eligible to participate. In connection with the activities of Conseco Global, which will focus initially on investments in the Far East, Mr. Ferrero relocated his residence from Atlanta, Georgia to San Diego, California. In that connection, the Company purchased Mr. Ferrero's Georgia residence in February 1996 for $1,700,000, 85 percent of the average of the fair market values determined by two independent certified real estate appraisers.

     See -- Compensation Committee Interlocks and Insider Participation in Compensation Decisions for information regarding purchases of services from Anacomp, Inc. of which Mr. Ferrero was the Chairman of the Board and Chief Executive Officer.

     In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with the Company, the Company made a $1,900,000 interest-free loan to Mr. Hilbert. The loan is evidenced by a secured promissory note which does not bear interest prior to maturity and is payable in one installment due two years after termination of Mr. Hilbert's employment agreement with the Company. The note includes a covenant not to compete which continues in effect until maturity or until the note is paid in full, if earlier. The note is secured by the pledge of 200,000 shares of Common Stock held by Mr. Hilbert.

                         BOARD MEETINGS AND COMMITTEES

     During 1995, the Board of Directors held six meetings. All Directors attended at least 75 percent of the aggregate meetings of the Board and the committees on which they served.

     The Board has a Compensation Committee which held one meeting during 1995. The Compensation Committee reviews and approves compensation plans in which officers and directors are entitled to participate, the terms of employment contracts with senior executive officers and the annual cash bonuses paid to executive vice presidents. The Compensation Committee also administers the Stock Plan and Conseco's other incentive plans. The Board also has an Audit Committee, which held two meetings in 1995. The Audit Committee oversees Conseco's accounting and financial reporting activities, including meeting with Conseco's independent auditors and its Chief Financial Officer to review the scope, cost and results of the independent audit and to review internal accounting controls, policies and procedures. The Board selects the independent auditors, upon recommendation of the Audit Committee. The members of these committees are identified in the table below. See ELECTION OF DIRECTORS.

     The Board of Directors does not have a nominating committee. The Board reviews and approves all nominees for Directors and will consider candidates whose names are submitted in writing by shareholders. See SHAREHOLDER PROPOSALS.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires Conseco's Directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco's outstanding equity securities, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Conseco. Specific due dates for these reports have been established by the SEC, and Conseco is required to disclose in this Proxy Statement any failure by such persons to file such reports for fiscal year 1995 by the prescribed dates. Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Conseco with copies of all reports filed with the SEC pursuant to Section 16(a) of the 1934 Act. To Conseco's knowledge, based solely on review of the copies of reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the 1934 Act applicable to Conseco's officers, Directors and greater than 10 percent beneficial owners were made for the year ended December 31, 1995.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Coopers & Lybrand L.L.P. served as the independent accountants to audit the financial statements of Conseco for 1995 and have been selected by the Board of Directors to serve as such for 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

                             SHAREHOLDER PROPOSALS

     Any proper proposal which a shareholder wishes to have included in the Board's proxy statement and form of proxy for the 1997 Annual Meeting must be received by Conseco by December 24, 1996.

                                 ANNUAL REPORT

     Conseco's Annual Report for 1995 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.

                                 OTHER MATTERS

     Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

                                        By Order of the Board of Directors



                                        /s/ Lawrence W. Inlow

                                        Lawrence W. Inlow, Secretary

April 24, 1996

                                CONSECO, INC
              11825 NORTH PENNSYLVANIA STREET, CARMEL, IN 46032


PROXY FOR 1996 ANNUAL MEETING OF SHAREHOLDERS
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Each person signing this card on the reverse side hereby appoints as proxies Rollin M. Dick, Donald F. Gongaware and Stephen C. Hilbert, or any of them, with full power of substitution, to vote all shares of common stock and shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES, Convertible Preferred Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Ritz Charles, 12156 North Meridian Street, Carmel, Indiana, at 11:00 a.m. local time on May 28, 1996, and any adjournments thereof.

The proxies are hereby authorized to vote as follows:

1. Election of David R. Decatur, Louis P. Ferrero and Donald F. Gongaware as Directors for three-year terms expiring in 1999.

    / /  FOR (except as shown on the line)   / / WITHHELD (as  to all nominees)

    (To withhold authority to vote for single nominee, write that nominee's name on this line:)
________________________________________________________________________________

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

                   (PLEASE DATE AND SIGN ON REVERSE SIDE)

THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR ITEM 1.


                                         Please  sign  below  exactly  as your
                                         name appears  on the label.  When
                                         signing as attorney, corporate officer
                                         or  fiduciary, please give full  title
                                         as such.  The undersigned hereby
                                         acknowledges receipt of the Notice
                                         of the Annual Meeting and Proxy
                                         Statement dated April 24, 1996.

                                         Dated ________________________________

                                         Signature(s)__________________________

                                         ______________________________________



             PLEASE DATE, SIGN, AND RETURN THIS PROXY PROMPTLY.